Exhibit 99.01
NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: May 2, 2012	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Greg Shearman
915/543-4022

El Paso Electric Announces First Quarter Financial Results

Overview

For the first quarter of 2012, EE reported net income of $3.3 million, or $0.08 basic and diluted earnings per share. In the first quarter of 2011, EE reported net income of $6.8 million, or $0.16 basic and diluted earnings per share.

“In the first quarter of 2012, we experienced an anticipated decline in net income, due primarily to an increase in the level of scheduled maintenance at our generating plants and lower allowance for funds used during construction associated with the completion of Phase II for Newman Unit 5 in April 2011” said Tom Shockley, Interim Chief Executive Officer. “This decline was partially offset by increased revenues, reflecting a steady increase in retail sales, which includes 1.5% growth in the average number of customers served. The recent rate settlement with the City of El Paso is designed to encourage economic growth, which is a common goal shared by the City of El Paso and the Company.”

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2012 net income relative to 2011 net income.

	Quarter Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS
March 31, 2011		$6,775	$0.16
Changes in:
Retail non-fuel base revenue	$2,125	1,339	0.03
Fossil fuel plant O&M	(2,600)	(1,638)	(0.04)
AFUDC	(1,791)	(1,533)	(0.03)
Deregulated Palo Verde Unit 3 revenues	(1,347)	(849)	(0.02)
Employee pensions and benefits	(1,176)	(741)	(0.02)
Palo Verde O&M	(1,080)	(680)	(0.02)
Other		671	0.02
March 31, 2012		$3,344	$0.08

First Quarter 2012

Income for the quarter ended March 31, 2012, when compared to the same period last year, was positively affected by:

•
Increased retail non-fuel base revenues in 2012 primarily due to a 3.3% increase in kWh sales to retail customers reflecting 1.5% increase in the average number of retail customers served in the first quarter of 2012 as compared to the same period in 2011.

Income for the quarter ended March 31, 2012, when compared to the same period last year, was negatively affected by:

•
Increased fossil fuel plant O&M expense primarily due to the timing of planned maintenance of our gas-fired generating units. In the first quarter of 2012, we performed scheduled major maintenance at Rio Grande Unit 8 and at Newman Unit 1.

•	Decreased AFUDC in 2012 due to lower balances of construction work in progress subject to AFUDC, which was largely related to placing Newman Unit 5 Phase II in service effective April 30, 2011.

•
Decreased revenues from retail sales of deregulated Palo Verde Unit 3 power due to lower proxy market prices associated with the decline in natural gas prices and a 12% decrease in generation at Palo Verde Unit 3 due to the March 17 through April 17, 2012 refueling outage.

•	Increased employee pension and benefits expense reflecting lower discount rates used to determine pension and postretirement benefit costs.

•
Increased Palo Verde O&M expense due to the timing of the Unit 3 spring refueling outage, which began on March 17 and was completed on April 17, 2012. In 2011, the Unit 2 spring refueling outage began on April 2 and was completed on May 6, 2011.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues increased by $2.1 million, pre-tax, or 2.0% in the first quarter of 2012 compared to the same period in 2011. The increase was primarily due to a 3.3% increase in kWh sales to retail customers

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

reflecting 1.5% growth in the average number of retail customers served. Sales increased despite mild winter weather. Heating degree days decreased 8% in the first quarter of 2012 when compared to the first quarter of 2011 and were 9% below the 30-year average. Retail non-fuel base revenues also increased due to a 7.5% increase in kWh sales to our large commercial and industrial customers. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 8 of the Release.

Rate Matters

On April 17, 2012, the City Council (the “Council”) of El Paso, Texas approved the settlement of our 2012 Texas retail rate case and fuel reconciliation in PUCT Docket No. 40094. The settlement reflects discussions with the Public Utility Commission of Texas (the “PUCT”), the City of El Paso and other intervenors in Docket No. 40094. The approval by the Council (i) resolves the local, City of El Paso rate proceeding that commenced with the October 4, 2011 show cause order of the Council, (ii) implements new rates within the city limits of El Paso commencing with bills rendered on and after May 1, 2012, and (iii) rescinds and withdraws the temporary rate order that the Council issued on November 15, 2011.

For Texas service areas outside of the city limits of El Paso, the settlement was filed with the PUCT on April 19, 2012 and no intervenors are opposing the settlement. On April 26, 2012, the administrative law judges issued an order (i) implementing the settlement rates as temporary rates effective May 1, 2012, and (ii) dismissing the case before the State Office of Administrative Hearings sending the settlement to the PUCT for final approval. While we can give no assurance whether the settlement will receive the required approvals, the PUCT is likely to address the settlement in May or June 2012.
Under the terms of the settlement, among other things, we have agreed to:

•
A reduction in our current non-fuel base rates of $15 million annually, with the decrease being allocated primarily to Texas retail commercial and industrial customer classes. The rate decrease will be effective as of May 1, 2012;

•	New tariffs that will include an Economic Development Rate Rider that provides discounts in the demand charge and is intended to spur new business development in our Texas service area;

•	Revised depreciation rates for our gas-fired generating units and for transmission and distribution plant that will lower depreciation expense by $4.1 million annually;

•	Continuation of the 10.125% return on equity for the purpose of calculating the allowance for funds used during construction;

•	A two-year amortization of rate case expenses, none of which will be included in future regulatory proceedings; and

•	Palo Verde decommissioning funding of $3.6 million annually on a Texas jurisdictional basis, which will be subject to review and adjustment on a going-forward basis in future proceedings.
As part of the settlement, we have agreed to withdraw our request to reconcile fuel costs for the period from July 1, 2009 through September 30, 2011. We will file a fuel reconciliation request covering the period beginning July 1, 2009 and ending no later than June 30, 2013 by December 31, 2013 or as part of our next rate case, if earlier.
On April 12, 2012, we filed with the PUCT a request to reduce our fixed fuel factor charged to Texas retail customers. The fixed fuel factor is based upon a formula that reflects current costs of fuel for changes in prices for natural gas and the revision reflects recent declines in prices for natural gas. The impact of the reduction in the fuel factor will be a reduction in annual fuel revenues of approximately $30 million. On April 25, 2012, the administrative law judge issued an order approving a new fuel factor effective May 1, 2012.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

Capital and Liquidity

We continue to maintain a strong capital structure to ensure access to capital markets at reasonable rates. At March 31, 2012, common stock equity represented 44.6% of our capitalization (common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the revolving credit facility). At March 31, 2012, we had a balance of $6.1 million in cash and cash equivalents. We believe that we will have adequate liquidity through our current cash balances, cash from operations, and our revolving credit facility to meet all of our anticipated cash requirements through 2012 based on current projections.

Cash flows from operations for the three months ended March 31, 2012 were $34.9 million compared to $22.4 million in the corresponding period in 2011. The primary factor affecting the increased cash flow was an increase in the collection of deferred fuel revenues in 2012. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the three months ended March 31, 2012, the Company had a fuel over-recovery of $11.9 million as compared to an under-recovery of $1.2 million during the three months ended March 31, 2011. At March 31, 2012, we had a net fuel over-recovery balance of $4.9 million, including $1.5 million in Texas and $3.4 million in New Mexico. As noted above, on April 25, 2012, we received approval to reduce our fixed fuel factor charged to Texas retail customers.

During the three months ended March 31, 2012, our primary capital requirements were for the construction and purchase of electric utility plant, purchases of nuclear fuel, and payment of common stock dividends. Capital requirements for new electric plant were $48.2 million for the three months ended March 31, 2012 compared to $45.4 million for the three months ended March 31, 2011. Capital requirements for purchases of nuclear fuel were $32.7 million for the three months ended March 31, 2012 compared to $14.2 million for the three months ended March 31, 2011.

No shares of common stock were repurchased during the first quarter of 2012. As of March 31, 2012, 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.

We maintain a revolving credit facility (“RCF”) for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (“RGRT”). RGRT is the trust through which we finance our portion of nuclear fuel for Palo Verde and is consolidated in the Company's financial statements. The RCF has a term ending September 2016. On March 29, 2012, EE increased the aggregate unsecured borrowing available under the RCF from $200 million to $300 million. The terms of the agreement provide that amounts we borrow under the RCF may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by RGRT was $149.6 million at March 31, 2012 of which $39.6 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Borrowings by RGRT for nuclear fuel were $123.0 million as of March 31, 2011, of which $13.0 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by RGRT and charged to EE as fuel is consumed and recovered through fuel recovery charges. At March 31, 2012, $53.0 million was outstanding under the RCF for working capital or general corporate purposes.

On March 30, 2012, the Company paid a quarterly cash dividend of $0.22 per share to shareholders of record on March 15, 2012. At the current payout rate, we expect to pay total cash dividends of approximately $35.2 million during 2012. The Board of Directors plans to review the Company's dividend policy annually, in conjuction with the annual shareholder meeting held in the second quarter of each year. Our current expectation is that our payout ratio will trend upward from its current level, with a payout ratio of approximately 45% being the anticipated target for 2012.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

2012 Earnings Guidance

We are providing updated earnings guidance for 2012 of a range of $2.05 to $2.40 per basic share. The decrease to the earnings guidance range from the previously disclosed range of $2.15 to $2.55 per basic share is primarily due to the settlement of our Texas rate case.

Conference Call

A conference call to discuss first quarter 2012 earnings is scheduled for 10:30 a.m. Eastern Time, May 2, 2012. The dial-in number is 888-487-0361 with a conference ID of 1746561. The conference leader will be Steven P. Busser, Vice President - Treasurer of EE. A replay will run through May 16, 2012 with a dial-in number of 888-203-1112 and a conference ID of 1746561. The conference call and presentation slides will be webcast live on EE's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) the financial impact of the proposed settlement to our rate case filed February 1, 2012 which is expected to be approved by the PUCT in May or June 2012; (ii)  increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iv) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (v) unanticipated increased costs associated with scheduled and unscheduled outages; (vi) the size of our construction program and our ability to complete construction on budget and on time; (vii) costs at Palo Verde; (viii) deregulation and competition in the electric utility industry; (ix) possible increased costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xi) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; and (xii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric •P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary
Consolidated Statements of Operations
Quarter Ended March 31, 2012 and 2011
(In thousands except for per share data)
(Unaudited)

	2012	2011	Variance

Operating revenues, net of energy expenses:
Base revenues	$106,535	$104,562	$1,973	(a)
Deregulated Palo Verde Unit 3 proxy market pricing	2,593	3,940	(1,347)
Other	7,457	6,377	1,080
Operating Revenues Net of Energy Expenses	116,585	114,879	1,706

Other operating expenses:
Other operations and maintenance	46,716	43,754	2,962
Palo Verde operations and maintenance	23,669	22,589	1,080
Taxes other than income taxes	13,640	13,127	513
Other income (deductions)	1,364	1,940	(576)
Earnings Before Interest, Taxes, Depreciation and Amortization	33,924	37,349	(3,425)	(b)

Depreciation and amortization	20,518	20,936	(418)
Interest on long-term debt	13,563	13,498	65
AFUDC and capitalized interest	4,478	6,156	(1,678)
Other interest expense	200	297	(97)
Income Before Income Taxes	4,121	8,774	(4,653)

Income tax expense	777	1,999	(1,222)

Net Income	$3,344	$6,775	$(3,431)

Basic Earnings per Share	$0.08	$0.16	$(0.08)

Diluted Earnings per Share	$0.08	$0.16	$(0.08)

Dividends declared per share of common stock	$0.22	$—	$0.22

Weighted average number of shares outstanding	39,911	42,308	(2,397)

Weighted average number of shares and dilutive
potential shares outstanding	40,000	42,523	(2,523)

(a) Base revenues exclude fuel recovered through New Mexico base rates of $17.0 million and $16.4 million, respectively.
(b) EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

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El Paso Electric Company and Subsidiary
Cash Flow Summary
Quarter Ended March 31, 2012 and 2011
(In thousands and Unaudited)

	2012	2011
Cash flows from operating activities:
Net income	$3,344	$6,775
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	20,518	20,936
Deferred income taxes, net	3,974	12,291
Other	10,698	13,465
Change in:
Net recovery (deferral) of fuel revenues	11,937	(1,193)
Accounts payable	(12,590)	(6,569)
Other (a)	(3,026)	(23,347)
Net cash provided by operating activities	34,855	22,358

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(48,164)	(45,388)
Cash additions to nuclear fuel	(32,725)	(14,228)
Decommissioning trust funds	(2,407)	(3,235)
Other	(1,882)	(3,058)
Net cash used for investing activities	(85,178)	(65,909)

Cash flows from financing activities:
Repurchase of common stock	—	(16,675)
Dividends paid	(8,809)	—
Financing obligations	59,191	8,247
Other	(2,153)	(300)
Net cash provided by (used for) financing activities	48,229	(8,728)

Net decrease in cash and cash equivalents	(2,094)	(52,279)

Cash and cash equivalents at beginning of period	8,208	79,184

Cash and cash equivalents at end of period	$6,114	$26,905

(a) 2012 includes funding of $7.1 million to EE's pension and other post-retirement employee benefit plans compared to funding of $14.7 million for the entire year in the first quarter of 2011.

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El Paso Electric Company and Subsidiary Quarter Ended March 31, 2012 and 2011 Sales and Revenues Statistics

			Increase (Decrease)
	2012	2011	Amount	Percentage
MWh sales:
Retail:
Residential	555,569	541,282	14,287	2.6%
Commercial and industrial, small	491,237	478,521	12,716	2.7%
Commercial and industrial, large	246,358	229,232	17,126	7.5%
Public authorities	343,511	334,969	8,542	2.6%
Total retail sales	1,636,675	1,584,004	52,671	3.3%
Wholesale:
Sales for resale	11,807	11,653	154	1.3%
Off-system sales	708,679	767,620	(58,941)	(7.7)%
Total wholesale sales	720,486	779,273	(58,787)	(7.5)%
Total MWh sales	2,357,161	2,363,277	(6,116)	(0.3)%
Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$46,025	$44,977	$1,048	2.3%
Commercial and industrial, small	33,801	33,214	587	1.8%
Commercial and industrial, large	9,371	8,801	570	6.5%
Public authorities	16,940	17,020	(80)	(0.5)%
Total retail non-fuel base revenues	106,137	104,012	2,125	2.0%
Wholesale:
Sales for resale	398	550	(152)	(27.6)%
Total non-fuel base revenues	106,535	104,562	1,973	1.9%
Fuel revenues (a):
Recovered from customers during the period	32,534	25,863	6,671	25.8%
Under (over) collection of fuel	(11,931)	1,038	(12,969)	—
New Mexico fuel in base rates	16,964	16,369	595	3.6%
Total fuel revenues	37,567	43,270	(5,703)	(13.2)%
Off-system sales:
Fuel cost	15,466	20,262	(4,796)	(23.7)%
Shared margins	1,188	1,165	23	2.0%
Retained margins	140	(61)	201	—
Total off-system sales	16,794	21,366	(4,572)	(21.4)%

Other	7,682	6,914	768	11.1%
Total operating revenues	$168,578	$176,112	$(7,534)	(4.3)%
Average number of retail customers:
Residential	339,469	334,832	4,637	1.4%
Commercial and industrial, small	38,008	37,064	944	2.5%
Commercial and industrial, large	49	50	(1)	(2.0)%
Public authorities	4,555	4,536	19	0.4%
Total	382,081	376,482	5,599	1.5%

Number of retail customers (end of period):
Residential	339,886	335,756	4,130	1.2%
Commercial and industrial, small	38,036	37,363	673	1.8%
Commercial and industrial, large	49	50	(1)	(2.0)%
Public authorities	4,581	4,897	(316)	(6.5)%
Total	382,552	378,066	4,486	1.2%

Weather statistics			30 Yr Average
Heating degree days	1,159	1,265	1,273
Cooling degree days	37	41	13

(a) Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.6 million and $3.9 million, respectively.

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El Paso Electric Company and Subsidiary
Quarter Ended March 31, 2012 and 2011
Generation and Purchased Power Statistics

			Increase (Decrease)
	2012	2011	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,281,180	1,329,807	(48,627)	(3.7)%
Four Corners	193,483	166,971	26,512	15.9%
Gas plants (a)	562,439	617,334	(54,895)	(8.9)%
Total generation	2,037,102	2,114,112	(77,010)	(3.6)%
Purchased power	472,752	561,928	(89,176)	(15.9)%
Total available energy	2,509,854	2,676,040	(166,186)	(6.2)%
Line losses and Company use (a)	152,693	312,763	(160,070)	(51.2)%
Total MWh sold	2,357,161	2,363,277	(6,116)	(0.3)%

Palo Verde capacity factor (b)	94.3%	98.9%	(4.6)%
Four Corners capacity factor	85.0%	84.2%	0.8%

(a) 2011 gas plant generation includes 149,340 MWhs related to pre-commercial testing of Newman Unit 5 Phase II. Newman Unit 5 Phase II began commercial operation on April 30, 2011.

(b) Palo Verde capacity factor decreased in 2012 as a result of the Unit 3 spring refueling outage which began on March 17, 2012. The 2011 Unit 2 spring refueling outage began on April 2.

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El Paso Electric Company and Subsidiary
Financial Statistics
At March 31, 2012 and 2011
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2012	2011

Cash and cash equivalents	$6,114	$26,905

Common stock equity	$760,157	$802,738
Long-term debt	816,510	849,758
Total capitalization	$1,576,667	$1,652,496

Current maturities of long-term debt	$33,300	$—

Short-term borrowings under the revolving credit facility	$92,570	$12,951

Number of shares - end of period	40,040,603	42,106,995

Book value per common share	$18.98	$19.06

Common equity ratio	44.6%	48.2%
Debt ratio	55.4%	51.8%

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